Exhibit 4.1

termination and release AGREEMENT

This Termination and Release Agreement (this “Agreement”) is made and entered into as of December 11, 2020 by and among boqi international medical inc., a company organized under the laws of the state of Delaware (“Buyer”), LASTING WISDOM HOLDINGS LIMITED, a company organized under the laws of the British Virgin Islands (‘Parent”), PUKUNG LIMITED, a company organized under the laws of Hong Kong, BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD., a company organized under the laws of the People’s Republic of China (“PRC”), BOQI ZHENGJI PHARMACY CHAIN CO., LTD., a company organized under the laws of the PRC (the “Pharmacy Chain”) and selling shareholders whose names appear on the signature page (“Sellers”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Stock Purchase Agreement dated as of April 11, 2019 (the “Original Agreement”), whereby Buyer purchased all the issued and outstanding shares of capital stock of Parent, which indirectly owned all the issued and outstanding shares of capital stock of the Pharmacy Chain, from Sellers;

WHEREAS, the Parties entered into an Amendment to Stock Purchase Agreement on February 6, 2020 (the “Amendment”) to change the adjustment mechanism for the post-closing consideration under the Original Agreement. The Original Agreement, as amended by the Amendment, is hereinafter referred to as the “Amended Agreement”;

WHEREAS, under the Amended Agreement, in addition to the issuance of 1,500,000 shares of Buyer’s common stock to Sellers as partial consideration of 100% of Parent’s equity interests, Buyer agreed to pay Sellers RMB 40,000,000 (the “Cash Consideration”), subject to adjustment based on the Pharmacy Chain’s performance in 2020 with respect to Customer Number and Profit Amount (both as defined in the Amended Agreement); and

WHEREAS, Buyer and Sellers have agreed that due to the poor performance of the Pharmacy Chain in 2020, Buyer will not pay the Cash Consideration to Sellers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined shall have the meanings ascribed to such terms in the Amended Agreement.

2. Termination.

(1) The Parties hereby agree that the Pharmacy Chain’s performance targets in 2020 with respect to Customer Number and Profit Amount Buyer will not be met, and therefore the Sellers will not be eligible to receive the Cash Consideration or any other payment under the Amended Agreement.

(2) After the date hereof, (a) neither Buyer nor any Related Party of Buyer, including Parent and its Subsidiaries, will have any debt, obligation or liability to any Seller, and (b) each Seller on behalf of him/herself and all of his/her Related Parties, hereby unconditionally releases and discharges Buyer and all of Buyer’s Related Parties, including Parent and its Subsidiaries, from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from or in connection with such Seller’s ownership of Parent.

4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights of obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its choice of laws principles. Any unresolved controversy or claim arising out of this Agreement will be governed in accordance with the provisions of the Original Agreement.

7. Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

BOQI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	Chief Executive Officer

SELLERS:

By:	/s/ Yu Zhang
Name:	Yu Zhang

By:	/s/ Yunpeng Liu
Name:	Yunpeng Liu

By:	/s/ Aiguo Leng
Name:	Aiguo Leng

By:	/s/ Xiaona Liu
Name:	Xiaona Liu

By:	/s/ Peng Shao
Name:	Peng Shao

ACQUIRED COMPANIES:

LASTING WISDOM HOLDINGS LIMITED

By:	/s/ Yu Zhang
Name:	Yu Zhang
Title:	Chairman

PUKUNG LIMITED

By:	/s/ Xiaoling Wang
Name:	Xiaoling Wang
Title:	Chairman

BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD.

By:	/s/ Fuqing Zhang
Name:	Fuqing Zhang
Title:	Chairman

BOQI ZHENGJI PHARMACY CHAIN CO., LTD.

By:	/s/ Yu Wang
Name:	Yu Wang
Title:	Chairman